Exhibit 99

Joint Filer Information


Name:	Comcast QVC, Inc.
Address:	1201 N. Market Street, Suite 1405, Wilmington, Delaware 19801
Designated Filer:	Comcast Corporation
Issuer & Ticker Symbol: 	GSI Commerce, Inc. (GSIC)
Date of Event Requiring Statement:	09/17/2003

Name:	Comcast Programming Holdings, Inc.
Address:	1201 N. Market Street, Suite 1405, Wilmington, Delaware 19801
Designated Filer:	Comcast Corporation
Issuer & Ticker Symbol: 	GSI Commerce, Inc. (GSIC)
Date of Event Requiring Statement:	09/17/2003

Name:	Comcast Holdings Corporation
Address:	1500 Market Street, Philadelphia, PA 19102
Designated Filer:	Comcast Corporation
Issuer & Ticker Symbol: 	GSI Commerce, Inc. (GSIC)
Date of Event Requiring Statement:	09/17/2003